EXHIBIT 99.1
Press release dated June 17, 2008

GeoGlobal Reports Operational Highlights Update 2008

CALGARY, Alberta, Canada, June 17, 2008 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") (Amex: GGR) reports operational highlights through June 17, 2008.

Highlights included:

•	Commercial Discovery approved at Tarapur by Management Committee

•	Field Development Plan submitted for Tarapur#1 Discovery

•	Phase I MWP completed at Mehsana

•	Sanand/Miroli moves into Phase II

•	Ankleshwar 14 well continuous drilling program commences

•	Declaration of Discovery (KG#8) as Commercial Discovery submitted to Management Committee

•	KG#22 to be tested

•	KG#19 suspended awaiting repairs on Essar Wildcat

•	US$26.0 million onshore drilling CAPEX program announced which includes the drilling of 24 exploratory and 9 appraisal wells before March 31, 2009

Cambay Blocks
Tarapur Block
The Management Committee, which includes Government of India ("GOI") representatives from the Ministry of Petroleum and Natural Gas and the Directorate General of Hydrocarbons, has approved the discovery at the Tarapur#1 well as a Commercial Discovery under the terms of the Production Sharing Contract ("PSC").  As such, a Field Development Plan ("FDP") has been submitted to the Government of India ("GOI") for approval to develop the Kalol reservoir encountered in the Tarapur#1 well discovery and the appraisal wells, Tarapur#5 and Tarapur-P.

A Mining Lease Application has been prepared for submission to the Government of Gujarat ("GOG") for approval covering the Tarapur west development area of approximately 9.7311 sq. kms.  This Tarapur west development area includes the Tarapur#1 well discovery and appraisal wells, as well as the Tarapur-G gas and the Tarapur#6 oil discoveries.

Upon approvals from both the GOI and the GOG, it is expected that the Tarapur field will commence production, at which time the Company intends to report the initial proven reserves from the Company’s independent engineering firm.

GSPC as operator, on behalf of the consortium partners has submitted an application to the GOI for an extension beyond Phase III of the PSC for an additional twelve months from the date of approval to complete an additional work program of drilling 4 exploration wells under the GOI new extension policy.  This extension has not yet been approved.  Further, a 5 well appraisal program has been planned to the northeast of Tarapur #6 within the Tarapur west development area to expand the field over the infill 3-D seismic program completed in 2008.

Through June 17, 2008 GSPC has drilled 21 wells in the Tarapur Block, of which 4 are discovery wells, 4 wells were abandoned.  Of the remaining 13 wells, 11 are awaiting testing and 2 have been suspended awaiting tie-in to existing production facilities.

The Company has a 20% participating interest ("PI") in this block.  Oil and Natural Gas Corporation Limited of India ("ONGC") has the right to participate into the development of any commercial discovery on the Tarapur Block by acquiring a 30% PI as provided under the PSC.  The exercise of this right would reduce our PI to 14%.

Mehsana Block
As at June 17, 2008, the required 7 wells to be drilled in the first phase have been completed.  Jubilant, as operator, on behalf of the consortium has advised the GOI that Jubilant have relinquished 25% of the Mehsana Block as required pursuant to the terms of the PSC guidelines leaving an area of approximately 93 sq kms of the original 125 sq kms.  Jubilant further advised the GOI that they do not intend to enter into the second phase of exploration, nor relinquish any further area while it continues to test the wells already drilled for appraisal purposes.  Jubilant is awaiting GOI approval for this course of action.

Of the 7 wells drilled to date on the Mehsana Block, one well (CB-3A) has been notified to the GOI as a discovery well, 2 have been abandoned and 4 require further testing.  The Company has a 10% PI in the Mehsana Block.

Sanand/Miroli Block
As at June 17, 2008, the Phase I minimum work program (“MWP”) of drilling 12 exploratory wells has been completed.  As at June 17, 2008, a total of 13 wells have been drilled on the Sanand/Miroli Block, of which, 12 wells are exploratory and one well is an appraisal well (M1-A1).  Of the 13 wells drilled to date, 6 wells have been notified to the GOI as discovery wells, of which, 2 are in the Miroli Field (M-1 & 6) and 4 are in the Sanand East Field (SE-2, 3, 4 & 8).  Of the remaining wells, 3 have been abandoned and 4 are awaiting testing.  The Company has a 10% PI in the Sanand/Miroli Block.

GSPC, as operator has submitted to the GOI a budget for the period April 1, 2008 to March 31, 2009 to drill the remaining 5 wells in Phase II and III along with 4 appraisal wells.

Ankleshwar Block
GSPC commenced a 14 well continuous drilling exploration program in the first quarter of 2008.  As at June 17, 2008 one well (Ank-7) has been drilled and cased and is awaiting testing; and two wells (Ank-1 and Ank-8) are currently drilling.  The Company holds a 10% participating interest in the Ankleshwar Block.

KG Blocks
KG Offshore Block
Declaration of Discovery as Commercial Discovery
GSPC, as operator on behalf of the consortium has submitted to DGH for Management Committee approval a report on the declaration of KG#8 discovery (referred to as “Deendayal”) as a Commercial Discovery under the terms of the PSC.  It is expected the Management Committee meeting will be held in the next few weeks.

Deep Driller 1 Rig
The KG#22 well commenced drilling on August 27, 2007 and is located approximately 7.5 kilometers northeast of the KG#8 platform in shallow waters of approximately 91 meters in depth.  The KG#22 ST-2 (Side track #2) well has been drilled directionally to a total vertical depth ("TVD") of approximately 5,068 meters (approximately 6,007 meters measured depth) deviating approximately 2,900 meters southeast of the KG#22 well surface location.  As at June 17, 2008 this well has been cased and logged and is currently testing.

Essar Wildcat Rig
GSPC commenced drilling the KG#19 on May 2, 2008 and was drilled and cased to approximately 897 meters.  The drilling of the well has been suspended when mechanical problems arose surrounding the inadequacy of the 15,000 psi BOP’s (Blow-out Preventer).  The Essar Wildcat, which is a self propelled semi-submersible drilling rig has lifted its anchors and is currently heading to Singapore for repairs which may take upwards of six months.  GSPC is currently evaluating its options, so that drilling can continue on KG#19.

KG Carried Interest Agreement Dispute
As at June 17, 2008, we remain engaged in discussions with GSPC seeking a resolution to this dispute, however, no agreement has been reached.

The KG Onshore Block
On February 18, 2008, the Government of Andhra Pradesh issued a partial Production Exploration License (PEL) for 511 sq. kms. of the total 548 sq. kms on this block.  With the partial PEL issued, OIL intends to commence a 50 kilometer experimental 2-D seismic acquisition program followed by the subsequent drilling of the first of 12 exploration wells.

The estimated capital expenditure to March 31, 2009 based on a 10% PI is approximately US$4.2 million and includes the drilling of 3 of the exploration wells.  The Company has elected to increase its PI in the KG Onshore block to 25% subject to GOI approval.  Upon GOI approval the Company's share of the estimated expenditure to March 31, 2009 will increase to approximately US$10.5 million.

Rajasthan Blocks
On January 21, 2008, Oil India Limited (‘OIL”) as operator, received notification that the Production Exploration Licenses ("PEL") for both blocks had begun, thereby enabling the Phase I work program commitment to commence.  The Company holds a 25% PI in both of these blocks.

RJ Block 20
The Phase I work commitment budgeted for the period ending March 31, 2009 is to reprocess 463 LKM of 2-D seismic; conduct a gravity and magnetic and geochemical survey; acquire, process and interpret 250 LKM of 2-D seismic, acquire 700 sq kms of 3-D seismic and drill 2 exploratory wells between 2,000 and 2,500 meters.

RJ Block 21
The Phase I work commitment budgeted for the period ending March 31, 2009 is to reprocess 463 LKM of 2-D seismic; conduct a gravity and magnetic and geochemical survey; acquire, process and interpret 310 LKM of 2-D seismic and 611 sq kms of 3-D seismic; and drill one exploratory well between 2,000 and 2,500 meters.

DS Blocks
Both the DS 03 and the DS 04 Blocks are in the early stages of exploration.  The Company is in the process of completing the documentation and reports with respect to the gravity magnetic and geochemical surveys.  The Company also intends to acquire a 2-D seismic line of approximately 50 line kms.  The Company holds a 100% PI in the DS Blocks.

Egyptian Blocks
On January 8, 2008 the Company entered into an Option Agreement with GSPC exercisable on or before April 30, 2008 and extended to June 15, 2008 to reacquire up to a 30% participating interest in two exploration blocks in the Arab Republic of Egypt.  As at June 17, 2008, the term of the option agreement had expired, however, the Company is in negotiations with GSPC for a further extension with respect to this agreement.

Onshore Drilling Capital Expenditure Program to March 31, 2009
The Company has budgeted to participate in the drilling of 24 exploratory and 9 appraisal wells before March 31, 2009 at an estimated cost of US$26.0 million.  The KG Onshore block expenditures are based on a 10% PI.  Upon GOI approval of increasing our PI to 25%, the budget for the KG Onshore Block and the total budget for the drilling of all onshore wells will increase to US$10.5 million and US$32.3 million, respectively.

Blocks	Participating Interest	Wells		Budget US$MM
		Exploratory	Appraisal
Tarapur	20%	0	5	2.9
Mehsana	10%	2	0	1.0
Sanand/Miroli	10%	5	4	4.7
Ankleshwar	10%	11	0	4.2
KG Onshore	10%	3	0	4.2
Rajasthan	25%	3	0	7.2
DS	100%	0	0	1.8
Total		24	9	26.0

More detailed information about GeoGlobal’s financial results and exploration activities can be found on the Company’s web site at www.geoglobal.com or at www.sec.gov/index.htm

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established ,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
•  the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced,
•  the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs,
•  whether the Company will be successful in its negotiations to extend or exercise any portion of its option relating to the Egyptian exploration blocks, and
• As a consequence of the expiration of its option relating to the Egyptian exploration blocks, unless the Company is successful in obtaining an extension of the option, as to which there can be no assurance, the Company will be required to write off its investment in its Egyptian activities in the amount of US$2.4 million.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s PSCs for the KG Offshore Block and the Sanand/Miroli Block, where phase one minimum work commitments were not timely fulfilled, have not been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB. The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com